                                                           FOR IMMEDIATE RELEASE

CytRx Corporation                               Zynaxis, Inc.
154 Technology Parkway                          371 Phoenixville Pike
Norcross, Georgia  30092                        Malvern, Pennsylvania 19355
Contact:  James M. Yahres                       Contact:  Martyn D. Greenacre
         (770) 368-9500 x102                              (610) 889-2200
         email:  yahres@cytrx.com

            CYTRX TO MERGE ZYNAXIS WITH VAXCEL SUBSIDIARY TO CREATE PUBLIC COMPANY WITH MULTIPLE VACCINE DELIVERY TECHNOLOGIES

Atlanta, Georgia and Malvern, Pennsylvania, December 6, 1996 -- CytRx Corporation [NASDAQ:CYTR] and Zynaxis, Inc. [NASDAQ:ZNXS] today announced they have agreed, subject to Zynaxis shareholder approval, to merge Zynaxis with CytRx's Vaxcel, Inc. subsidiary to create a new public company with multiple novel vaccine delivery opportunities. Paul J. Wilson, Vaxcel's current President and CEO, will head the "new" Vaxcel which will be headquartered in Atlanta. Before closing, which is expected by the end of the first quarter of 1997, CytRx will provide secured interim financing of up to $2 million to Zynaxis, subject to certain conditions. After closing, Vaxcel shares are expected to publicly trade on the NASDAQ SmallCap market. CytRx will own approximately 87% of Vaxcel's outstanding shares.

New Company will Benefit both CytRx and Zynaxis
-----------------------------------------------

"This merger is significant for both Zynaxis and Vaxcel," commented Jack J. Luchese, CytRx President and Chief Executive Officer. "It is a win-win situation, as we are establishing a company with greater capabilities than either company alone. Furthermore, the Vaxcel/Zynaxis combination is a successful example of CytRx's strategy to create wholly-owned subsidiaries around distinct technology platforms, develop value in them, and then take each public. We believe this publicly traded company will provide equity market recognition of the value in CytRx subsidiaries."

"This is also an ideal opportunity for Zynaxis," added Martyn Greenacre, Chairman and CEO of Zynaxis. "Vaxcel specializes in human vaccine delivery technologies. I am confident this will maximize the potential of our complementary technologies."

Technologies Address Injectable, Oral, and Mucosal Delivery of Vaccines
-----------------------------------------------------------------------

"The addition of Zynaxis technologies will round out Vaxcel's portfolio of proprietary vaccine delivery technologies to provide multiple opportunities for success," noted Paul Wilson. "Our Optivax(R) adjuvant is primarily focused on enhancing the effectiveness of injectable vaccines, while the Zynaxis technologies are primarily targeted on improving oral and mucosal vaccine delivery. Our strategy will be to license these three technologies on a vaccine-by-vaccine basis to companies engaged in vaccine research and development."

Preclinical studies using Optivax with a variety of vaccines have demonstrated that Optivax represents a more effective way of administering injectable vaccines. A Phase I human clinical trial was initiated in January 1996 to evaluate the human safety and adjuvant activity of Optivax administered in combination with an immunotherapeutic vaccine for patients with metastatic cancer. Results are expected in early 1997.

Zynaxis' PLG microspheres are a proprietary microencapsulation technology designed to allow for delivery of oral vaccines. In preclinical studies, PLG encapsulated vaccines have reproducibly induced systemic and mucosal antibody responses following oral administration. ALK, a world leader in allergy therapeutics, has licensed the PLG technology for oral delivery of allergy vaccines. They are currently conducting a Phase II human clinical trial in Europe.

Zynaxis' mucoadhesive polymer offers potential for oral delivery as vaccines can be formulated with these compounds and delivered to mucosal sites. A recent preclinical study showed the polymer induced a stronger mucosal immune response following a single oral dose of an influenza virus vaccine than the injected vaccine.

As part of the agreement, Zynaxis is seeking a buyer for its Cauldron Process Chemistry division with closing expected in 1997. Cauldron, located in Malvern, Pennsylvania, provides process research and development and production of bulk pharmaceutical chemicals under Good Manufacturing Practices (cGMP) conditions.

QED Technologies of Malvern, Pa. provided advisory services to CytRx in this transaction.

CytRx Corporation's business strategy is to build shareholder value through the development and commercialization of high value human therapeutic products, while capitalizing on other bio-pharmaceutical opportunities through its unique subsidiary structure.

Zynaxis' technology portfolio includes proprietary oral and mucosal delivery systems to enhance the performance of vaccines.

Certain statements, expectations and assumptions contained in this release are forward-looking and are subject to a number of risks and uncertainties.
Although CytRx and Zynaxis have used their best efforts to be accurate in making these forward-looking statements, it is possible that the assumptions made by management may not materialize. In addition, other important factors which could materially affect future performance include: economic conditions in the vaccine industries; outcomes of current and future clinical trials; successful licensing of the technologies to vaccine development companies; reviews by the SEC, FDA and other regulatory agencies; and the risk factors set forth from time to time in CytRx and Zynaxis SEC filings, copies of which are available upon request from each company.

                                     # # #